Exhibit 99.1

News Release	JBT Corporation
70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1 312 861 6933
Media:	Jeff Miller	+1 312 861 6461

JBT Corporation Announces Preliminary Fourth Quarter 2013 Results

CHICAGO, February 11, 2014—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today announced preliminary fourth quarter 2013 results.

The Company expects to report fourth quarter 2013 revenue of approximately $290 million, a decline of $5 million from the prior-year quarter. Segment operating profit is expected to be approximately $34 million, a decline of $2 million from the prior-year period. Total corporate items, excluding net interest expense, amounted to approximately $14 million in the quarter, an increase of $6 million year over year. The increase was a direct result of management succession expenses related to the recent CEO and CFO transitions, severance charges associated with other management changes previously announced, and external consulting costs. In addition, higher than anticipated self-insured healthcare expenses contributed to the increase in corporate items. As a result, fourth quarter consolidated operating income is expected to be approximately $20 million, down $9 million from last year’s fourth quarter. Fourth quarter diluted earnings per share from continuing operations is expected to be in the range of $0.44 to $0.47, compared to a record high $0.64 in the fourth quarter of 2012.

“We are disappointed with our fourth quarter performance. Shipment delays and higher execution costs in FoodTech Europe, lower volume in AeroTech ground support equipment, and higher corporate items resulted in revenue and earnings short of our expectations. We have implemented management changes and are also accelerating our review of restructuring plans across select business units,” said Tom Giacomini, President and Chief Executive Officer. “Despite the revenue and earnings shortfalls, we are encouraged to start 2014 with a substantially higher backlog relative to 2013 and healthy order activity across our segments,” concluded Giacomini.

The Company expects to report fourth quarter inbound orders of approximately $300 million and backlog of approximately $380 million, representing year-over-year increases of nearly 29 percent and 33 percent, respectively. Approximately 90 percent of the consolidated year-end backlog is expected to convert to revenue in fiscal year 2014.

The above preliminary results are subject to completion of the Company’s normal year-end accounting and control procedures, as well as an audit by the Company's independent registered public accounting firm, which could result in variations from these preliminary estimates.

Further information about the Company’s fourth quarter and full-year results, as well as the restructuring plans and expenses, will be provided during the Company’s fourth quarter and full year 2013 financial results announcement and conference call.

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Fourth Quarter and Full Year 2013 Earnings Conference Call

Full fourth quarter 2013 financial results will be released after the market closes on Tuesday, March 4, 2014. A conference call is scheduled for 10:00 a.m. EST on Wednesday, March 5, 2014. Participants may access the conference call by dialing (866) 625-2980 or (706) 679-5175 and using conference ID 17034499, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EST on March 5, 2014.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.